Exhibit 4.2

BAKER HUGHES HOLDINGS LLC

(formerly BAKER HUGHES, A GE COMPANY, LLC)

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 31, 2023

by and among

BAKER HUGHES HOLDINGS LLC

BAKER HUGHES CO-OBLIGOR, INC.

BAKER HUGHES OILFIELD OPERATIONS, LLC,

BAKER HUGHES INTERNATIONAL BRANCHES, LLC

as Existing Obligors

BAKER HUGHES COMPANY

as Parent Guarantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

to the

INDENTURE

Dated as of May 15, 1994

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 31, 2023, by and among the Existing Obligors (as defined below), Baker Hughes Company, a Delaware corporation (the “Parent Guarantor”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”). All capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Original Indenture (as defined below).

WITNESSETH:

WHEREAS, Baker Hughes Holdings LLC, a Delaware limited liability company (formerly known as Baker Hughes, a GE Company, LLC (“BHH LLC”)) (the “Company”), and the Trustee have heretofore executed and delivered an indenture dated as of May 15, 1994 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated July 3, 2017 (the “First Supplemental Indenture”), and related officers’ certificates or supplemental indentures, as applicable, providing for the issuance of the 8.55% Debentures due June 2024 (the “Debentures”);

WHEREAS, pursuant to the First Supplemental Indenture, among the parties thereto, BHH LLC, Baker Hughes Oilfield Operations, LLC, Baker Hughes International Branches, LLC, and Baker Hughes Co-Obligor, Inc. (collectively, the “Existing Obligors”) agreed to the joint and several assumption with respect to the payment obligations of the Company under the Debentures and Original Indenture;

WHEREAS, pursuant to Section 901(3) of the Original Indenture, the parties hereto desire to enter into this Second Supplemental Indenture to evidence the full and unconditional Guarantee (as defined below) by the Parent Guarantor of all obligations of the Existing Obligors under the Debentures and the Original Indenture;

WHEREAS, all actions necessary to make this Second Supplemental Indenture the valid and binding obligation of the Parent Guarantor and to constitute this document a valid and binding supplemental indenture according to its terms have been duly taken;

WHEREAS, in accordance with Sections 102, 603(c) and 903 of the Original Indenture, there have been delivered to the Trustee on the date hereof an Opinion of Counsel certifying that this Second Supplemental Indenture complies with applicable provisions of the Original Indenture; and

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. Unless otherwise provided in this Second Supplemental Indenture, the use of terms and expressions herein is in accordance with the definitions, uses and construction contained in the Original Indenture.

ARTICLE II

Agreement to Guarantee

SECTION 2.01. The Guarantee. Subject to the provisions of this Article 2, the Parent Guarantor hereby fully and unconditionally guarantees the due and punctual payment of the principal of (and premium, if any) and interest on, and any other amounts payable under the Original Indenture and the Debentures, when and as the same shall become due and payable, whether at maturity, a specified payment date, upon acceleration, redemption or otherwise, according to the terms thereof (the “Guarantee”). In the case of any failure by the Existing Obligors (which term includes any successor Person under the Original Indenture) to make punctually any such payment of the principal of and, premium, if any, and interest on and any other amounts payable in respect of the Debentures, the Parent Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at maturity, a specified payment date, upon acceleration, redemption or otherwise, according to the terms thereof, and as if such payment were made by the Parent Guarantor.

SECTION 2.02. Ranking. The Guarantee shall be the Parent Guarantor’s senior unsecured obligation and shall rank equally in right of payment with all of its other senior and unsecured debt obligations.

SECTION 2.03. Guarantee Unconditional. The Parent Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by: any invalidity, irregularity, illegality or unenforceability of any Debenture, any incapacity or lack or limitations of powers, authority of the Existing Obligors or of the Existing Obligors’ directors, officers, employees, agents or representatives; any failure to enforce the provisions of the Debentures; any waiver, modification, release, discharge or indulgence granted to the Existing Obligors with respect thereto, by any holder of the Debentures; the entry of any judgment against the Existing Obligors; the initiation or pendency of any proceedings with respect to the Existing Obligors under any applicable bankruptcy, liquidation, insolvency, reorganization or other similar law; or any other circumstance that may otherwise constitute a legal defense of, or equitable discharge to, the Parent Guarantor; provided, however, that no such waiver, modification or indulgence shall, without the consent of the Parent Guarantor, increase the principal of any Debenture, or increase the premium, if any, or the interest rate thereon or alter the maturity date thereof.

SECTION 2.04. Waiver by Parent Guarantor; Discharge Only Upon Payment in Full. Provided that any Holder of Debentures shall have made a request (oral or written) to the Existing Obligors for payment (which procedural requirement to make such a request shall not apply in the event of the initiation or pendency of any proceedings with respect to the Existing Obligors under any applicable bankruptcy, liquidation, insolvency, reorganization or other similar law), the Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Existing Obligors, any right to require a proceeding first against the Existing Obligors, protest or notice with respect to any or all Debentures or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, and premium, if any, and interest on and other amounts payable in respect of the Debentures. A Holder need not exhaust any recourse that it may have against the Existing Obligors or other Persons before being entitled to full payment from the Parent Guarantor under the Guarantee.

SECTION 2.05. Payment Guarantee. The Guarantee is a guarantee of payment and not of collection.

SECTION 2.06. Subrogation. The Parent Guarantor shall be subrogated to all rights of the Holder of any Debenture against the Existing Obligors in respect of any amounts paid to such Holder by the Parent Guarantor pursuant to the provisions of the Guarantee; provided, however, that the Parent Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the principal of and, premium, if any, and interest on and any other amounts payable in respect of any Debenture shall have been paid in full.

SECTION 2.07. Reinstatement. If any Holder is required by any court or otherwise to return to the Existing Obligors or the Parent Guarantor (or any trustee, liquidator, custodian or other similar official acting in relation to either the Existing Obligors or the Parent Guarantor) any amount paid by the Existing Obligors or the Parent Guarantor to such Holder, the Guarantee shall be reinstated in full force and effect to the extent theretofore discharged.

SECTION 2.08. Notation of Guarantee Not Required. The Parent Guarantor acknowledges that the Guarantee shall remain in full force and effect notwithstanding the absence on any Debenture of a notation relating to the Guarantee.

SECTION 2.09. Release of the Parent Guarantor.

(a) The Parent Guarantor’s obligations under the Guarantee shall terminate and be automatically released without the need for any action by any party:

(i)	upon satisfaction and discharge of the Original Indenture pursuant to Article Four of the Original Indenture;

(ii)	upon the liquidation or dissolution of the Parent Guarantor; or

(iii)	upon Parent Guarantor consolidating with, merging into or transferring all or substantially all of its properties or assets to the Company or another guarantor of the Debentures.

(b) Upon delivery by the Existing Obligors to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect and reasonably satisfactory to the Trustee, the Trustee shall execute any documents (in form and substance reasonably satisfactory to the Trustee) reasonably required in order to evidence the release of the Parent Guarantor pursuant to this Section 2.09 from its obligations under the Guarantee.

SECTION 2.10. Benefits Acknowledged. The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the arrangements contemplated by the Guarantee and that the Guarantee and waivers made by the Parent Guarantor pursuant to the Guarantee are knowingly made in contemplation of such benefits.

SECTION 2.11. Obligations Under Indenture. For the avoidance of doubt, the Parent Guarantor shall not be bound by any obligations or covenants under the Original Indenture except as set forth in this Second Supplemental Indenture or as otherwise required by the Trust Indenture Act.

ARTICLE III

Miscellaneous

SECTION 3.01. Ratification of Original Indenture; Supplemental Indenture Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof including, without limitation, Section 607 thereof, shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Debentures shall be bound hereby.

SECTION 3.02. Governing Law. This Second Supplemental Indenture and the rights and obligations of the parties hereto, including the interpretation, construction, validity and enforceability thereof, shall be governed by and construed and interpreted in accordance with the law of the State of New York.

SECTION 3.03. Conflicts With Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof that is required to be included in this Second Supplemental Indenture by any provision of the Trust Indenture Act of 1939, as amended, such required provision shall control.

SECTION 3.04. Counterparts. This Second Supplemental Indenture may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 3.05. Effect of Headings . The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.06. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by each of the parties hereto shall bind their successors and assigns, whether so expressed or not.

SECTION 3.07. Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.08. Notices. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Second Supplemental Indenture to be made upon, given or furnished to, or filed with, the Parent Guarantor by the Trustee or any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Parent Guarantor addressed to it (until another address of the Parent Guarantor is filed with the Trustee) c/o: Bakers Hughes Company, 575 North Dairy Ashford Road, Suite 100, Houston, Texas, 77079, Attention: Legal Department.

SECTION 3.09. Trustee Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or with respect to any recitals or statements which were made solely by the Parent Guarantor, the Company or the Existing Obligors, each of whom is a party hereto, and the Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. For the avoidance of doubt, by executing this Second Supplemental Indenture in accordance with the terms of the Original Indenture, the Trustee does not agree to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this Second Supplemental Indenture, and the Trustee reserves all rights and remedies under the Original Indenture.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

BAKER HUGHES HOLDINGS LLC

By:	/s/ Joshua Hallenbeck
Name: Joshua Hallenbeck
Title: SVP, FP&A and Treasurer

BAKER HUGHES CO-OBLIGOR, INC.

By:	/s/ Anuj Gupta
Name: Anuj Gupta
Title: President

BAKER HUGHES OILFIELD OPERATIONS, LLC

By:	/s/ Anuj Gupta
Name: Anuj Gupta
Title: Vice President

BAKER HUGHES INTERNATIONAL BRANCHES, LLC

By:	/s/ Anuj Gupta
Name: Anuj Gupta
Title: Vice President

BAKER HUGHES COMPANY

By:	/s/ Joshua Hallenbeck
Name: Joshua Hallenbeck
Title: SVP, FP&A and Treasurer

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS TRUSTEE

By:	/s/ Ann M. Dolezal
Name: Ann M. Dolezal
Title: Vice President

[Signature Page to Supplemental Indenture]